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FOR IMMEDIATE RELEASE:

CONTACT: Arnold Tenney, Richard Mozer	Herbert Lanzet/DeeDee Lanzet
Devine Entertainment Corporation	H.L. Lanzet, Inc.
(416) 364-2282	(212) 888-4570

DEVINE ENTERTAINMENT SIGNS STRATEGIC DISTRIBUTION AND CO
-PRODUCTION AGREEMENTS WITH CARRERE GROUP OF FRANCE

TORONTO, Ontario - July 11, 2006 — Devine Entertainment Corporation (NASD OTCBB: DVNNF) today announced that it has entered into new multi-year distribution and co-production financing agreements with Carrere Group DA. (Paris stock exchange EPA: CAR) for its new series of six one-hour Writers’ Specials and its award-winning 18 film library of historical family films, The Artists’ Specials, The Inventors’ Specials and The Composers’ Specials

Following the narrative structure of Devine’s previous acclaimed series, The Writers’ Specials will present the lives and literature of landmark authors Alexandre Dumas, Lewis Carroll, Molière, Edgar Allen Poe, Miguel Cervantes and Mark Twain through the eyes of young protagonists. The series is created and produced by David Devine and Richard Mozer and will be produced by Devine Entertainment with French co-producer Fred De Fooko of Istar Productions. Pre-sales are set with France 5 and TPS Jeunesse in France and TVOntario and the Knowledge Network in Canada. As part of the strategic alliance to co-produce the Writers, Carrere Group will partner with and provide financing for the French co-producer, Istar. Carrere will also distribute the Writers and Devine Entertainment’s complimentary 18 film library around the world outside North America.

David Devine, President and CEO remarked, “We are thrilled to be working with a company with the superior resources and reputation of Carrere Group. Claude and Axel Carrere are world leaders in children’s programming and subsidiary rights management and we hope this will be the beginning of a long and lucrative strategic relationship. Working with Carrere will unlock great value in our existing library of films in markets outside of North America and allow us to expand the international opportunities for new production.”

“We are very pleased to represent Devine Entertainment’s films and their proven track record around the world”, said Axel Carrere. “The Writers’ Specials co-production offers us an opportunity to expand a unique brand of inspiring films for families and children that fits well with Carrere’s own proprietary brands of films and television programs.”

Five-time Emmy Award-winning Devine Entertainment Corporation develops, produces and distributes children’s and family entertainment for the theatrical motion picture, television and Video/DVD marketplace worldwide. Their film series on landmark Composers’, Inventors’ and Artists’ are critically acclaimed and broadcast in over 50 countries. The Company recently completed its first feature film for theatrical release, Bailey’s Billion$, which was released in North America on August 5, 2005 and is currently being distributed worldwide. Headquartered in Toronto, the Company's common shares trade on the NASD OTCBB market in the U.S. under the symbol DVNNF. The Company's corporate website is www.devine-ent.com.

Listed on the Paris Stock Exchange, Carrere Group (EPA: CAR www.carreregroup.com) is a diversified audiovisual group which produces and distributes programmes. With some fifty subsidiaries and a turnover of EUR 123.5 million in 2005, Carrere Group is one of the leaders in Europe. In the audiovisual production sector, the Group mainly supplies all types of programmes to Networks: drama (film, series, feature films), TV shows (entertainment, documentary, short programmes) and animation (series and films). In terms of distribution, Carrere Group markets the TV, video and theatrical rights to its own catalogue and those of other producers. The Group exploits a catalogue of over 6,000 hours of programmes and a large part of its business is international. In addition the marketing segment incorporates the Group’s advertising, communication and merchandising activities.

This press release may contain forward-looking statements relating to the future performance of Devine Entertainment Corporation. Forward-looking statements, specifically those concerning future performance and the achievement of operating profitability are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include the market acceptance of the Company’s products and services; competition within the film and entertainment industry and the introduction of new entrants and/or products in the Company’s markets; adverse changes in governmental regulations and policies affecting the film and entertainment industry; product development risks and risks of technological change; the risk of unanticipated expenses; and other risks and uncertainties all as described in the disclosure documents filed with securities regulatory authorities in accordance with applicable securities laws. Readers are cautioned that the foregoing list of factors is not exhaustive. Although the Company believes that the expectations conveyed by the forward-looking statements are reasonable based on information available to it on the date such forward-looking statements are made, no assurances can be given as to future results, levels of activity and achievements. All subsequent forward-looking statements, whether written or oral, attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The Company assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.